Exhibit 99.2

Media Release Contacts:
Investor Relations	Media Relations
Jeff Norris Danielle Dietz	Julie Rakes Tatiana Stead
703.720.2455 703.720.2455 703.720.2352	804.284.5800

FOR IMMEDIATE RELEASE: August 10, 2011

Capital One to Acquire HSBC Domestic Credit Card Business

for Premium of Approximately $2.6 Billion

~$30B credit card business includes Bank Card portfolio,

Co-Branded Partnership and Private Label Retail Partnership platforms and portfolios

•	Anticipated high-teens GAAP and operating EPS accretion in 2013
•	Expected IRR greater than 20 percent
•	Return on invested capital expected to be greater than 25 percent in 2013
•	Enhances long-term capital generation
•	Expands and enhances card franchise and scale
•	Accelerates achievement of leading position in private label partnerships
•	Excellent fit with Capital One’s proven capabilities in credit card business
•	Expect to complete transaction in Second Quarter 2012
•

Tier 1 common equity ratio expected to be in the mid-9 percent range at the end of the second quarter of 2012, including planned capital raise of approximately $1.25 billion; Capital One has the option of issuing $750 million of the $1.25 billion to HSBC at $39.23 per share (the average of the closing prices of Capital One shares on August 8 & 9, 2011)

Mclean, Va (August 9, 2011) – Capital One Financial Corporation (NYSE: COF) announced today a definitive agreement under which Capital One will acquire HSBC’s domestic credit card business, including its approximately $30 billion credit card portfolio, for an 8.75 percent premium to par value of all receivables. As of June 30, 2011, the premium would have totaled $2.59 billion. Despite the expected addition of approximately $30 billion of HSBC credit card loans, the company does not expect a significant increase in total assets. The company expects to fund HSBC credit card loans primarily with cash and the proceeds from the balance sheet repositioning related to the pending ING Direct acquisition.

The acquisition includes ongoing private label and co-branded partnerships1 as well as infrastructure and capabilities that significantly enhance Capital One’s partnership platform for future growth. As a result, the combination enhances Capital One’s existing franchise and scale in the Domestic Card business and accelerates the achievement of a leading position in credit card partnerships.

The transaction delivers compelling long-term shareholder value, as it is expected to improve Capital One’s earnings and long-term capital generation trajectory. The transaction is expected to deliver high teens GAAP and operating EPS accretion in 2013. The transaction is expected to deliver an IRR greater than 20 percent, return on invested capital greater than 25 percent in 2013, and an improvement in return on tangible equity of approximately 400 basis points in 2013. While the transaction is expected to result in dilution to tangible book value per share, the strong accretion to EPS will result in an expected earn-back period of four years. Because of the excellent fit with Capital One’s proven capabilities in the credit card business, the transaction provides significant financial and strategic upside with low business execution risk.

The company expects to complete the acquisition in the second quarter of 2012, and expects its Tier 1 common ratio to be in the mid-9 percent range at the end of the second quarter. The company expects to achieve this capital position through a combination of strong internal capital generation, expected balance sheet repositioning related to the pending acquisitions of ING Direct and the HSBC domestic credit card business, other balance sheet management actions and a capital raise. It is currently anticipated that the size of the capital raise would be approximately $1.25 billion; however, the ultimate amount and timing of the capital raise will depend upon the company’s capital accretion trajectory, the timing and magnitude of expected balance sheet repositioning, other balance sheet management actions and the actual timing of completing the pending acquisitions of ING Direct and the HSBC domestic credit card business. Capital One, at its sole discretion, also has the option of issuing $750 million of the approximately $1.25 billion to HSBC at $39.23 per share (the average of the closing prices of Capital One shares on August 8 & 9, 2011).

“The acquisition of HSBC’s domestic credit card business is an attractive strategic and financial opportunity in a business we know well,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “Adding the HSBC card business to our own will enhance our credit card franchise and accelerate our achievement of a leadership position in retail card partnerships. We are very excited to work with our new retail and co-branded partners, as well as the HSBC associates who are joining Capital One. Together, we look forward to providing exceptional value and service to our new customers.”

In connection with the transaction, Capital One expects to realize cost synergies of approximately $350 million and incur restructuring costs of approximately $420 million.

Additional information regarding the transaction and the HSBC businesses being acquired is contained in a short slide presentation accessible on Capital One’s home page (www.capitalone.com). Choose “Investors” on the bottom of the home page to view and download the slides.

1 The transfer of certain partnerships in the HSBC domestic credit card portfolio will require the consent of the applicable partners. To the extent that Capital One does not obtain the consent of any such partner, that partner's relationship and related card balances will be excluded from the sale to Capital One.

Morgan Stanley, Centerview Partners LLC, and The Kessler Group acted as financial advisers to Capital One and Wachtell, Lipton, Rosen and Katz, and Morrison & Foerster acted as legal advisers.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act giving Capital One’s expectations or predictions of future financial or business performance or conditions. Such forward-looking statements include, but are not limited to, statements about the projected impact and benefits of the acquisition by Capital One of the HSBC domestic credit card businesses, including future financial and operating results, the Capital One’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and Capital One assumes no duty to update forward-looking statements.

In addition to factors previously disclosed in Capital One’s filings with the U.S. Securities and Exchange Commission and those identified elsewhere in this presentation, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the possibility that regulatory and other approvals and conditions to the transaction are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; the possibility that Capital One will not receive third-party consents necessary to fully realize the anticipated benefits of the transaction; the possibility that Capital One may not fully realize the projected cost savings and other projected benefits of the acquisition of the HSBC domestic credit card businesses in the event that Capital One’s pending acquisition of the ING Direct business does not close timely or at all; changes in the anticipated timing for closing the transaction; difficulties and delays in integrating the HSBC domestic credit card businesses or fully realizing projected cost savings and other projected benefits of the transaction; business disruption during the pendency of or following the transaction; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; diversion of management time on transaction-related issues; reputational risks and the reaction of customers and counterparties to the transaction; and changes in asset quality and credit risk as a result of the transaction.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N.A., had $126.1 billion in deposits and $199.8 billion in total assets outstanding as of June 30, 2011. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.